POWER OF ATTORNEY

 KNOW ALL MEN BY THESE PRESENTS THAT I, SCOTT HENSEL, hereby make, constitute and appoint ERIC I COHEN and SCOTT J. POSNER, as my true and lawful attorneys-in-fact, to execute and file all instruments, documents, certificates and other items required to be executed and filed with the Securities and Exchange

Commission by me under and pursuant to Section 16(a) of the Securities and Exchange

Act of 1934, as amended, as a result of my position with TEREX CORPORATION,

including, without limitation, all Forms 3, 4 and 5 that may be required as a result of my transactions in equity securities of TEREX CORPORATION while a director or officer of TEREX CORPORATION.

 IN WITNESS WHEREOF, I have hereunto set my hand this 13th day of May,

2016.

      _/s/Scott Hensel________________

      Scott Hensel